Exhibit 10.11.6
MGIC INVESTMENT CORPORATION
EXECUTIVE SEVERANCE PLAN
Effective July 29, 2024
ARTICLE I
PURPOSE AND SCOPE
Section 1.01    Purpose of the Plan. This Executive Severance Plan has been established by the Company on July 29, 2024 (the “Effective Date”) to provide certain employees with the opportunity to receive severance benefits if terminated under certain circumstances unrelated to a Change in Control and, in the event of a Change in Control, employment and severance protection for a specified period following the Change in Control. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management and to maximize the value of the Company in the event of a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.
Section 1.02    Non-Duplication of Benefits. If any Participant has in effect a Key Executive Employment and Severance Agreement or similar individual employment agreement (an “Individual Agreement“) that provides severance benefits upon a qualifying termination of employment, then the Participant shall be entitled only to the severance benefits provided by such Individual Agreement, and not the benefits described in the Plan, except to the extent the Plan provides more favorable benefits. Except with respect to Individual Agreements or to the extent otherwise provided herein, the Plan supersedes the provisions of any other severance plan or policy that specifically provides the same type or types of benefits as are described herein, such that any Participant covered by this Plan shall only be entitled to the benefits provided hereunder, and shall not be entitled to severance benefits under such other severance plan or policy. In no event shall a Participant be entitled to benefits under both Article IV and Article V; provided that, if a Participant becomes entitled to benefits under Article IV as a result of a termination that is subsequently determined to be a Change in Control Termination qualifying such Participant for benefits under Article V, such Participant shall receive the greater of the benefits provided under Article V or Article IV, without duplication.
ARTICLE II
DEFINITIONS
Section 2.01    “Accrued Benefits” collectively refers to the following benefits payable to a Participant upon or following such Participant’s Separation from Service:
(a)    any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Participant’s Termination Date (or such earlier date required by applicable law) in accordance with the Employer’s customary payroll procedures;
(b)    reimbursement for unreimbursed business expenses properly incurred by the Participant prior to the Termination Date, which shall be subject to and paid in accordance with the Employer’s expense reimbursement policy;
(c)    any and all other cash earned through the Termination Date and deferred at the election of the Participant or pursuant to any deferred compensation plan then in effect;
(d)    any other payments and benefits to which the Participant (or in the event of the Participant’s death, the Participant’s surviving spouse or other beneficiary) may be entitled with respect to service through the Termination Date as compensatory fringe benefits or under any benefit plan of the Employer; and
(e)    any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Participant’s Termination Date, which shall be paid on the otherwise applicable payment date for such bonus.

Section 2.02    “Alternative Award” means an award that:
(a)    Relates to a class of equity that is (or will be within 5 business days following the Change in Control) listed to trade on a recognized securities market;
(b)    Provides the Participant with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the replaced equity award, including, but not limited to, identical or better timing and methods of payment, including payment of accrued dividends and all provisions applicable in respect of such equity award that provide for accelerated vesting or continued vesting (in the case of equity awards that vest with respect to the extent to which performance goals have been achieved, if the Change in Control occurs during the course of the performance period applicable to the equity award, then (i) the performance goals shall be deemed to have been achieved at a level equal to the greater of (A) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of such equity awards), (B) performance as measured through the date of the Change in Control, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the date of the Change in Control, or (C) the most recently forecasted performance through the end of the performance period; and (ii) any Alternative Award shall not include a performance objective);
(c)    Has substantially equivalent economic value to the equity award (as determined by the Committee as constituted immediately prior to the Change in Control); and
(d)    Has terms and conditions which provide that if the Participant’s employment is terminated upon or within three years following such Change in Control by the Participant’s Employer (other than for Cause) or by the Executive for Good Reason, the Participant’s rights under each such Alternative Award shall become fully vested and exercisable; provided, however, that with respect to any equity award that does not qualify for any applicable exemption from the application of Section 409A of the Code, the payment or distribution of the Alternative Award shall only be made at the time otherwise specified under the applicable plan or award agreement under which the Equity Award was granted without regard to the occurrence of the Change in Control (including any six month delay in payment applicable to a “specified employee,” as determined in accordance with Section 409A of the Code)).
The economic value of existing performance-based equity awards shall be determined assuming the number of such equity awards that would have vested is based on the greater of (I) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of the equity awards), (II) performance as measured through the date of the Change in Control, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the date of the Change in Control, or (III) the most recently forecasted performance through the end of the performance period.
Section 2.03    “Annual Bonus Target Amount” means 100% of the Participant’s target annual bonus for the fiscal year in which the Participant’s Termination Date occurs; provided that if the Participant’s target annual bonus for the year has not yet been established as of his or her Termination Date, then the target annual bonus in effect for the immediately preceding year shall apply.
Section 2.04    “Base Salary” means a Participant’s annual base salary rate determined prior to any reduction for amounts deferred under Section 401(k) of the Code, under a nonqualified deferred compensation plan or otherwise, or deducted pursuant to a cafeteria plan under Section 125 of the Code. Any reduction in Base Salary that meets the conditions of Sections 2.19(a)(i) or 2.19(b)(i), or any reduction in Base Salary that becomes effective after a Notice of Termination is given, shall not be given effect for purposes of calculating benefits under this Plan.
Section 2.05    “Beneficial Owner” means a Person who is deemed to beneficially own securities because such securities are securities that:
(a)    Such Person or any of such Person’s affiliates or associates (each as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”) (“Affiliates” or “Associates”))

has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (i) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (ii) securities issuable upon exercise of rights issued pursuant to the terms of a shareholder rights agreement that may be entered into by the Company from time to time, at any time before the issuance of such securities;
(b)    Such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subsection as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (ii) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or
(c)    Are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in paragraph (b) above) or disposing of any voting securities of the Company.
Section 2.06    “Board” means the Board of Directors of the Company, or any successor thereto.
Section 2.07    “Cause” means, for purposes of this Plan, (a) the engaging by the Participant in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company or its Affiliates, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (b) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Participant’s ability to perform his duties or responsibilities; and (c) subject to the right to cure described in the following sentence, continuing willful and unreasonable refusal by the Participant to perform the Participant’s duties or responsibilities (unless significantly changed without the Participant’s consent). Notwithstanding the foregoing, the Participant shall have ten (10) days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Participant’s employment for Cause under this Plan pursuant to clause (c) of the preceding sentence.
Section 2.08    “Change in Control” shall mean the first to occur of the following events with respect to the Company:
(a)    Any Person (other than (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing more than 25% of the total fair market value of the common stock of the Company or representing more than 25% of the total voting power of the common stock of the Company; or
(b)    During any 12 consecutive month period, the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company), whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date, or whose initial appointment, election or nomination for election as a director which occurred after the Effective Date was approved by such vote of the directors then still in office at the time of such initial appointment, election or nomination who were themselves either directors on the Effective Date or initially appointed, elected or nominated by such majority vote as described above ad infinitum (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Plan until after such individuals are first nominated for election by a vote of at least a majority of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or
(c)    A merger, consolidation or share exchange of the Company with any other entity is consummated or voting securities of the Company are issued in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger, consolidation or share exchange which would result in the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof entitled to vote generally in the election of directors of such entity or parent outstanding immediately after such merger, consolidation or share exchange, or (ii) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after Effective Date, pursuant to express authorization by the Board that refers to this exception) representing at least 25% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or
(d)    The consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets to a Person (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an Excluded Person or to an entity at least 75% of the total value or voting power of which is owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale. It is understood that in no event shall a sale or disposition of assets be considered to be a sale of substantially all of the assets unless the assets sold or disposed of have a total gross fair market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately prior to such sale or disposition.
Section 2.09    “Change in Control Termination” means a Participant’s Separation from Service due to either a resignation by the Participant with Good Reason or a separation initiated by the Company other than by reason of death or Disability or for Cause, in any case that occurs during the period beginning 90 days before the Change in Control and ending three (3) years after the date of such Change in Control; provided that if the termination occurs during the 90 days preceding the Change in Control then the Participant must reasonably demonstrate that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (b) otherwise arose in connection with or in anticipation of the Change in Control.
Section 2.10    “COBRA” means health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and rulings promulgated thereunder.

Section 2.11    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder. Any reference to a specific provision of the Code includes any successor provision thereto.
Section 2.12    “Committee” means the Management Development, Nominating and Governance Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to one or more individuals or another committee.
Section 2.13    “Company” means MGIC Investment Corporation. Unless it is otherwise clear from the context, Company shall include all subsidiaries thereof and any Successor.
Section 2.14    “Competitor” means any company (regardless of the form of its organization), including a proprietorship (a) engaged in or preparing to engage in the business of guaranteeing or insuring mortgages on property in the United States, Puerto Rico or Guam, or (b) engaged in or preparing to engage in competition with any other business in which the Company or any Company Affiliate is engaged, in any state or territory of the United States in which the Company or any Company Affiliate is so engaged, but only if such business accounted for at least 10% of the revenues of the Company, on a consolidated basis, during the Relevant Period.
Section 2.15    “Disability” means the Participant is eligible for long-term disability benefits under the Employer’s long-term disability plan or eligible for Social Security disability benefits.
Section 2.16    “Eligible Employee” means an employee of the Company or an Affiliate who is on the United States payroll and is employed in any of the following positions: (a) the Chief Executive Officer of the Company, (b) any President or Executive Vice President of the Company, or (c) any Senior Vice President or Vice President of the Company, in each case as determined by the Company. For the avoidance of doubt, Assistant Vice Presidents and Assistant Treasurers of the Company shall not be considered Eligible Employees. If there is any question as to whether an employee is deemed an Eligible Employee for purposes of the Plan, the Committee shall make the determination. Notwithstanding the foregoing, the Committee may designate in writing, that any employee not otherwise described above shall be considered an Eligible Employee hereunder.
Section 2.17    “Employer” means the Company or one of its Affiliates that employs the Participant.
Section 2.18    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings promulgated thereunder. Any reference to a specific provision of ERISA includes any successor provision thereto.
Section 2.19    “Good Reason” means:
(a)    Qualifying Termination. For purposes of Article IV in connection with a Qualifying Termination, the occurrence of either of the following, in each case without the Participant’s prior written consent: (i) a material diminution in the Participant’s Base Salary; or (ii) a relocation of the Participant’s principal place of business at the requirement of the Company (excluding any remote work arrangement) that increases the Participant’s daily commute by 50 or more miles (to the extent the Participant is required regularly to work at the principal place of business and is not permitted to work on a remote basis to perform a substantial portion of his or her duties). Good Reason shall not exist for a termination of employment unless (x) the Participant provides notice to the Employer of the existence of the condition described in (i) or (ii) above within a period not to exceed 90 days of the initial existence of the condition, (y) the Employer or the Company fails to cure the condition within 30 days following receipt of such notice and (z) the Participant then resigns within 30 days following the end of such cure period.
(b)    Change in Control Termination. For purposes of Article V in connection with a Change in Control Termination, the occurrence of any of the following with respect to a Participant: (i) a material diminution in the Participant’s Base Salary; (ii) a material diminution in the Participant’s authority, duties, or responsibilities; (iii) a change in the location of the Participant’s principal place of employment at the requirement of the Company (excluding any remote work arrangement) to a location that is at least 50 miles away from the location of the Participant’s principal place of employment prior to such change (excluding any remote work arrangement), unless such new location is no farther from the Participant’s then-current residence than the immediately prior location and unless the Participant is permitted to work on a remote basis to perform a substantial portion of his or her duties; (iv) any other action or inaction that constitutes a material breach by the Company or the Employer of this Plan, including the Successor’s refusal or failure to assume the obligations under this Plan in violation of Section 9.03. Good Reason shall not exist for a termination of employment unless (x) the Participant provides notice to the Employer of the existence of the condition described in (i) through (iv) above within a period not to exceed 90 days of the initial existence of the condition, (y) the Employer or the Company fails to cure the condition within 30 days following receipt of such notice and (z) the Participant then resigns within 30 days following the end of such cure period.
Section 2.20    “Participant” means, subject to Section 6.01(d), any Eligible Employee who is or may become entitled to benefits under this Plan.
Section 2.21    “Person” means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.
Section 2.22    “Plan” means this MGIC Investment Corporation Executive Severance Plan, as set forth herein, and as the same may from time to time be amended.
Section 2.23    “Poor Performance” means the consistent and documented failure of the Participant to (a) execute successfully the basic responsibilities of the Participant’s position or (b) meet performance objectives assigned to Participant, in each case following adequate written notice from or on behalf of the Company and an opportunity to improve. For Poor Performance to be deemed to exist for purposes of this Plan, the Company must have provided written notice to the Participant of a finding of Poor Performance promptly after becoming aware of the existence of the facts or circumstances constituting Poor Performance or in an annual performance review, and the Participant must have been provided a reasonable opportunity to challenge such finding.
Section 2.24    “Post-CIC Employment Period” means the period commencing on the date of a Change in Control and ending at 11:59 p.m. Central Time on the third (3rd) anniversary of such date.
Section 2.25    “Protected Information” means proprietary business and other information of the Company and its Affiliates that is confidential and not generally known to, or readily ascertainable by, Competitors of the Company or its Affiliates including, but not limited to: customer lists (including lists of potential customers); information regarding customer relationships, needs, or practices; information concerning the skills, experience, compensation, incentives and/or evaluations for one or more employees; nonpublic financial information; sources of supply; processes; strategic plans; business methods; investment strategies and plans; sales and marketing plans and materials; future market and product plans; pricing information; models and algorithms; research and development techniques, processes, product development, work processes or methodologies; product analyses; inventions, formulas, or techniques; efficiency data and testing data; technology; drawings, engineering, code, code writing, software and hardware development and platform information; and internal memoranda and policies; provided, however, that information that is (a) generally known to the public or otherwise in the public domain (other than as a result of a breach of this Plan or any agreement or other unlawful means), (b) approved for immediate release by the Company for use and disclosure without restriction, (c) lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company or its Affiliates, (d) independently developed without reliance on other Protected Information, or (e) of a type not otherwise considered confidential by persons engaged in the same or similar business to the Company or its Affiliates is not Protected Information.
Section 2.26    “Qualifying Termination” means a Participant’s Separation from Service (a) due to (i) a resignation by the Participant with Good Reason or (ii) a separation initiated by the Company other than for Cause and other than for Poor Performance, (b) not due to the Participant’s death or Disability and (c) that is not a Change in Control Termination.
Section 2.27    “Relevant Period” means the twenty-four (24) months prior to the Termination Date.

Section 2.28    “Restricted Products/Services” means products or services that compete with (a) the products or services that were sold, provided, or offered for sale by the Company or any of its Affiliates within the Restricted Territory during the Relevant Period, (b) the products or services that were sold, provided, or offered for sale by the Company or any of its Affiliates in any country of the world, during the Relevant Period, and (c) products or services that were the subject of documented research, development, or pre-production efforts by the Company or any of its Affiliates during the Relevant Period, and, in each case, regarding which the Participant had knowledge of Protected Information or Trade Secrets or personal involvement in customer relationships during the Relevant Period.
Section 2.29    “Restricted Territory” means any state in the continental United States in which Participant was either employed or actively engaged in business operations for the Company or any of its Affiliates during the Relevant Period.
Section 2.30    “Separation from Service” means a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).
Section 2.31    “Severance Multiplier” is determined using the following table based on the Participant’s position immediately prior the Participant’s Termination Date (ignoring any change in title that constitutes Good Reason or any change in title occurring after a Notice of Termination is given) and the circumstances of the termination:

Position	Qualifying Termination	Change in Control Termination
Tier I	2.0X	2.0X
Tier II	1.0X	2.0X
Tier III	1.0X	1.0X
Section 2.32    “Successor” means any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.
Section 2.33    “Termination Date” means, with respect to a Participant, the date on which such Participant experiences a Separation from Service.
Section 2.34    “Tier I Participant” means, unless otherwise determined by the Committee, the Company’s Chief Executive Officer.
Section 2.35    “Tier II Participant” means, unless otherwise determined by the Committee, any President or Executive Vice President of the Company.
Section 2.36    “Tier III Participant” means, unless otherwise determined by the Committee, any Senior Vice President or Vice President of the Company.
Section 2.37    “Trade Secrets” means information of the Company, including a formula, pattern, compilation, program, model, device, method, technique or process to which both of the following apply: (a) the information derives independent economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
ARTICLE III
TERMINATION PROCEDURES
Section 3.01    Termination Timing. Nothing in this Plan is intended to constitute a contract of employment. Each Participant shall be considered an “at-will” employee of the Employer. Accordingly, a Participant’s employment may be terminated by either the Employer or the Participant at any time and for any reason or for no particular reason, subject to the notice requirements of Section 3.02. The Participant’s employment hereunder shall automatically be terminated upon the Participant’s death, and such termination shall not be treated as a termination by the Employer, either with or without Cause.
Section 3.02    Notice of Termination. Any termination of the Participant’s employment hereunder by the Employer or by the Participant (other than termination on account of the Participant’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 9.02. Any Notice of Termination by the Employer to the Participant shall specify the applicable date of termination. In the case of a Notice of Termination by the Participant to the Employer, the Notice of Termination must specify the reason for the termination, and the Termination Date shall be thirty (30) days after the date the Notice of Termination is received by the Employer unless the Employer provides an earlier Termination Date in its sole and absolute discretion.
Following a Change in Control, any Notice of Termination by the Company to a Participant, or from a Participant to the Company, shall be in accordance with the following procedures:
(a)    If such termination is for Disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.
(b)    If the Notice of Termination is given by the Participant for Good Reason, the Participant may cease performing his or her duties hereunder on or after the date fifteen (15) days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Company, then the Participant may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Participant’s rights hereunder.
(c)    The recipient of any Notice of Termination shall personally deliver or mail written notice of any dispute relating to such Notice of Termination to the party giving such Notice of Termination within fifteen (15) days after receipt thereof; provided, however, that if the Participant’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty (30) days. After the expiration of such period without a dispute, the contents of the Notice of Termination shall become final and not subject to dispute.
Section 3.03    Resignation From All Positions. Upon termination of the Participant’s employment for any reason, the Participant shall be deemed to have resigned from all positions that the Participant holds as an officer or member of the board (or a committee thereof) of the Company or any of its Affiliates.
Section 3.04    Release. To be eligible to receive the benefits described in Section 4.02 or Section 5.04 (other than the Accrued Benefits), the Participant shall be required to execute, within forty-five (45) days following receipt thereof (such 45-day period, the “Release Execution Period”), a release of claims in favor of the Company, its Affiliates and their respective officers and directors, in a form provided by the Company within fifteen (15) days following the Participant’s Termination Date, that (i) does not require the Participant to release any rights to payments and benefits described in this Plan, and (ii) does not impose any additional post-employment restrictive covenants on the Participant than applied to the Participant immediately prior to the Termination Date (the “Release”), and the Release becoming effective according to its terms. If the Participant does not timely execute the Release, or the Release does not become effective according to its terms, then the Participant shall not be entitled to receive the benefits described in Section 4.02 or 5.04, as applicable.
ARTICLE IV
SEVERANCE FOR QUALIFYING TERMINATIONS UNRELATED TO A CHANGE IN CONTROL
Section 4.01    Participation. Each Eligible Employee shall be considered a Participant for purposes of this Article IV.
Section 4.02    Benefits Upon Qualifying Termination. If a Participant experiences a Qualifying Termination, then the Participant shall receive the Accrued Benefits plus the following benefits:

(a)    Cash Severance. A lump sum cash payment equal to the product of the Severance Multiplier multiplied by the sum of the Participant’s (i) Base Salary as in effect immediately prior to the Participant’s Termination Date plus (ii) for Tier I and Tier II Participants only, the Participant’s Annual Bonus Target Amount for the year that includes the Participant’s Termination Date (the “Severance Payment”). The Severance Payment shall be paid within seventy-four (74) days after the Termination Date.
(b)    Pro Rata Bonus for Year of Termination. A lump sum payment equal to the product of (i) the annual cash performance-based bonus to which the Participant would have been entitled for the fiscal year in which the Participant’s Termination Date occurs had the Participant remained employed, based solely on actual Company performance for such fiscal year (without any exercise of negative discretion), multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Employer during the fiscal year of termination and the denominator of which is 365, which shall be paid on the otherwise applicable payment date for such bonus.
(c)     Lump Sum Payment in Lieu of Benefit Continuation. Provided that the Participant is eligible for and enrolled in one or more of the Company’s group medical (including prescription drug), dental and vision coverage (the “Group Health Coverage”) immediately prior to the Participant’s Termination Date, the Participant shall receive a lump-sum payment in an amount equal to the product of (i) eighteen (18) [in the case of a Tier I Participant] or twelve (12) [in the case of a Tier II or Tier III Participant] (the “Calculation Period”) and (ii) the monthly COBRA premium cost (based on the applicable COBRA rates in effect on the Participant’s Termination Date) that would apply to the Participant, based on the coverage in effect immediately prior to the Participant’s Separation from Service, if the Participant had elected to continue Group Health Coverage for the Participant and, where applicable, the Participant’s eligible dependents; provided that if the Participant is eligible for coverage or benefits under the Company’s retiree medical program (the “Retiree Medical Program”) as in effect from time to time, the lump sum payment under this subsection shall be reduced (but not below zero) by the amount of the allowance to which the Participant is entitled under the Retiree Medical Program during the Calculation Period following the Participant’s Termination Date, calculated on the basis of the allowance rates (which shall be the amount of the subsidy being paid by the Company to or on behalf of the Participant) in effect on the Participant’s Termination Date. In the event that the allowance under the Retiree Medical Program is reduced or eliminated following the Participant’s Termination Date but prior to expiration of the Calculation Period, the Company shall make an equitable adjustment or payment to compensate the Participant for Retiree Medical Program allowances that were taken into account under this subsection but not provided to the Participant. The lump sum payment shall be paid within seventy-four (74) days after the Termination Date. The lump sum payment is not contingent upon the Participant’s election of COBRA continuation coverage, and the Participant is not required to apply the lump sum payment toward the cost of medical, dental or vision coverage (whether pursuant to COBRA or otherwise). Receipt of the lump sum payment shall not prevent the Participant from exercising COBRA rights to which the Participant may be entitled under applicable law.
(d)    Outplacement. Outplacement services for three (3) months, on an individualized basis at a level of service commensurate with the Participant’s status with the Company immediately prior to the Termination Date, from an outplacement firm selected by the Company. Such outplacement services must start no later than six (6) months following the Termination Date and the cost to the Company of such services shall not exceed 10% of the Participant’s Base Salary.
(e)    Equity Awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the equity plan under which they were granted and the applicable award agreements except to the extent the following results in more favorable treatment to the Participant:
(i)    For time-vesting equity awards, such equity awards that are outstanding and unvested as of the Termination Date shall become immediately vested on a pro rata basis, calculated as determined by the Company in its sole and absolute discretion as if the equity awards had ratable vesting over the full service period and Participant’s service had continued through, in the case of Tier I Participants, two years following the Termination Date or, in the case of Tier II Participants and Tier III Participants, one year following the Termination Date, and such vested equity awards shall be settled in shares within seventy-four (74) days after the Termination Date.

(ii)    For performance-based equity awards, a pro rata portion (calculated in the Company’s sole and absolute discretion as if the Participant’s service had continued through, in the case of Tier I Participants, two years following the Termination Date or, in the case of Tier II Participants and Tier III Participants, one year following the Termination Date) of such equity awards that are outstanding and unearned as of the Termination Date shall remain eligible to be earned based on actual performance following the end of the applicable performance period.
Section 4.03    Benefits Upon a Termination Other Than a Qualifying Termination. If a Participant’s employment is terminated (a) by the Employer for Cause or for Poor Performance, (b) as a result of the Participant’s resignation without Good Reason or (c) due to the Participant’s death or Disability, then the Participant (or the Participant’s estate and/or beneficiaries, as the case may be) shall be entitled to receive only the Accrued Benefits, and the Participant’s equity awards shall be treated as provided in the applicable award agreements and plan documents.
ARTICLE V
CHANGE IN CONTROL BENEFITS
Section 5.01    Participation. Each Eligible Employee shall be considered a Participant for purposes of this Article V.
Section 5.02    Employment Protections. With respect to each Participant who is employed immediately prior to a Change in Control, the Participant’s employment with the Employer during the Post-CIC Employment Period shall be subject to the following terms and conditions:
(a)    Continued Employment. The Employer will continue thereafter to employ the Participant during the Post-CIC Employment Period, and the Participant will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Plan. The foregoing notwithstanding, a Participant may terminate his or her employment for any or no reason during the Post-CIC Employment Period.
(b)    Duties. During the Post-CIC Employment Period, the Participant (i) shall devote the Participant’s best efforts and all of the Participant’s business time, attention and skill to the business and affairs of the Employer and (ii) shall be entitled to materially the same job function as held by the Participant at the time of the Change in Control or such other job function or functions as shall be mutually agreed upon in writing by the Participant and the Employer from time to time. The services which are to be performed by the Participant hereunder are to be rendered in the same metropolitan area in which the Participant was employed at the date of such Change in Control (excluding any remote work arrangement), or in such other place or places as shall be mutually agreed upon in writing by the Participant and the Employer from time to time. Any travel incident to the Participant’s job function shall not be deemed to result in a breach of the immediately preceding sentence by the Company.
(c)    Compensation. During the Post-CIC Employment Period, the Participant shall be compensated as follows:
(i)    The Participant shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control, Base Salary in cash equivalent of not less than the Participant’s highest Base Salary in effect at any time during the 90-day period immediately prior to the Change in Control, or if prior to the Change in Control, the Employer had approved an increase in such Base Salary to take effect after the Change in Control, at such higher rate beginning on the date on which such increase was to take effect. During the Post-CIC Employment Period, the Committee will consider and appraise, annually, the contributions of the Participant to the Company, and in accordance with the Company’s practice prior to the Change in Control, good faith consideration shall be given to the upward adjustment of the Participant’s annual Base Salary, annually.
(ii)    The Participant shall be reimbursed, at such intervals and in accordance with such standard policies that were in effect at any time during the 90-day period immediately prior to the Change in Control, for any and all monies advanced in connection with the Participant’s employment for reasonable and necessary expenses incurred by the Participant on behalf of the Employer, including travel expenses.

(iii)    The Participant shall also receive the following fringe benefits:
(A)    The Participant and/or the Participant’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Participant’s salary grade or on any other requirement which excludes persons of comparable status to the Participant unless such exclusion was in effect for such plan or an equivalent plan at any time during the 90-day period immediately prior to the Change in Control), in any and all plans providing benefits for the Employer’s salaried employees in general, including but not limited to group life insurance, hospitalization, medical, and dental.
(B)    The Participant shall be included in all plans providing additional benefits to executives of the Employer of comparable status and position to the Participant, including but not limited to deferred compensation, supplemental retirement, and similar or comparable plans, and shall receive fringe benefits made available to executives of the Employer of comparable status and position to the Participant; provided, that the Employer’s obligation to include the Participant in bonus and equity-based compensation plans shall be determined by Section 5.02(c)(v) and (vi), respectively.
(C)    The aggregate annual value of the benefits made available to the Participant pursuant to this Section 5.02(c)(iii) shall be substantially similar to the highest aggregate annual value of the benefits of the type referred to in such Subsection that were made available to the Participant at any time during the 90-day period immediately prior to the Change in Control.
(iv)    The Participant shall annually be entitled to not less than the amount of paid time off and not fewer than the highest number of paid holidays to which the Participant was entitled annually at any time during the 90-day period immediately prior to the Change in Control.
(v)    The Participant shall be eligible for bonus compensation as follows:
(A)    The Participant shall be included in a bonus plan of the Employer which shall satisfy the standards described below (such plan, the “Post-Change Bonus Plan”). Bonuses under the Post-Change Bonus Plan shall be payable annually with respect to achieving such annual financial or other goals reasonably related to the business of the Employer and the role of the Participant as the Employer shall establish (the “Goals”), all of which Goals that are determinable under objective standards shall be attainable on an annual basis with approximately the same degree of probability as the comparable goals under the Employer’s bonus plan or plans as in effect at any time during the 90-day period immediately prior to the Change in Control (whether one or more, the “Pre-Change Bonus Plan”) and in view of the Employer’s existing and projected financial and business circumstances applicable at the time such goals for the Pre-Change Bonus Plan were set.
(B)    The target and maximum bonus opportunities (the “Bonus Opportunities”) that the Participant is eligible to earn under the Post-Change Bonus Plan, corresponding to the target and maximum Goals, shall be no less than the Bonus Opportunities the Participant was eligible to earn under the Pre-Change Bonus Plan. The Bonus Opportunities earned shall be paid in cash within 75 days after the end of the related fiscal year.
(vi)    The Participant shall be entitled to receive annual grants of equity awards (the “Post-Change Equity Awards”) that are as favorable to the Participant as the more favorable of the equity awards granted to the Participant in either the year of, or the year immediately preceding, the Change in Control, with respect to the grant date fair value of such awards and the length of vesting periods of such awards, provided that such Post-Change Equity Awards may be offset by value provided through increases to another pay element. In addition, the Post-Change Equity Awards shall either (A) relate to, and be settled in, a class of equity that is listed and traded on a national securities exchange, or (B) be settled in cash, in either case, such settlement to be within 75 days of the end of the applicable vesting or performance period. For purposes hereof, unless associated with a promotion, any grants made prior to a Change in Control that are designated as special or non-recurring awards shall not be considered in determining the Post-Change Equity Awards.
Section 5.03    Effect of Change in Control on Existing Equity Awards. Upon a Change in Control, unless a more favorable result for the Participant is provided under the applicable equity-based incentive plan document or award agreement, then:
(a)    Assumed or Substituted Awards. If the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that each equity award then held by the Participant shall be assumed, or new rights substituted therefor, in each case by means of an Alternative Award, by the Participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, then any equity awards then held by the Participant shall be converted to Alternative Awards as of the occurrence of such Change in Control.
(b)    Awards Not Assumed or Substituted. To the extent Section 5.03(a) does not apply, upon the occurrence of a Change in Control:
(i)    All outstanding options to purchase shares of the Company’s common stock then held by the Participant shall become fully vested and exercisable.
(ii)    All outstanding stock appreciation rights relating to the Company’s common stock then held by the Participant shall become fully vested and exercisable.
(iii)    All outstanding restricted shares of the Company’s common stock or restricted stock units relating to the Company’s common stock (A) that vest without reference to the extent to which one or more performance goals are attained shall become fully vested; and (B) that vest with respect to the extent to which performance goals have been achieved shall become vested in an amount calculated by assuming that performance goals have been achieved equal to the greater of (x) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of such equity awards), (y) performance as measured through the date of the Change in Control, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the date of the Change in Control, or (z) the most recently forecasted performance through the end of the performance period.
Section 5.04    Post-CIC Severance. If a Participant experiences a Change in Control Termination, then the Participant shall be entitled to receive the Accrued Benefits plus the following benefits:
(a)    Cash Severance. A cash payment (the “CIC Severance Payment”) in an amount equal to the product of the Severance Multiplier times the sum of (i) the Participant’s Base Salary (as determined as of the time of the Change in Control or, if higher, immediately prior to the date the Notice of Termination is given); (ii) an amount equal to the greatest of (A) the Participant’s targeted bonus for the year in which the Termination Date occurs; (B) the bonus the Participant received for the year in which the Change in Control occurred or (C) the bonus the Participant received for the year prior to the year in which the Change in Control occurred (each year described in clauses (B) and (C) is herein referred to as a “Prior Year”); plus (iii) an amount equal to the Company’s matching contribution under the Company’s defined contribution profit sharing and savings plan for, whichever is greater, the year in which the Termination Date occurs or a Prior Year; provided, however, that such amount shall not be less than the severance benefits to which the Participant would have been entitled under the Company’s severance policies and practices in effect immediately prior to the Change in Control. The CIC Severance Payment shall be paid within seventy-four (74) days after the Termination Date. Notwithstanding the foregoing, if the Change in Control Termination occurs before the date of the Change in Control, then the CIC Severance Payment shall be paid within thirty (30) days after the Change in Control, contingent on the Release becoming effective before such date, and shall be reduced by the amount of any Severance Payment already paid, if any, under Section 4.02(a).
(b)    Pro Rata Bonus for Year of Termination. At the same time the CIC Severance Payment is made, a lump sum payment, subject to any deferral election, of the bonus or incentive compensation otherwise payable to the

Participant with respect to the year in which the Change in Control Termination occurs under all bonus or incentive compensation plans in which the Participant is a participant, pro-rated to reflect any partial year of service and calculated on the basis of the greater of (i) performance as measured through the Termination Date with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the Termination Date, or (ii) the most recently forecasted performance through the end of the performance period.
(c)    Lump Sum Payment in Lieu of Benefit Continuation. Provided that the Participant is eligible for and enrolled in Group Health Coverage immediately prior to the date the Notice of Termination is given, the Participant shall receive a lump-sum payment in an amount equal to the product of (i) the number of months in the applicable Calculation Period (as defined in Section 4.02(c)), and (ii) the monthly COBRA premium cost (based on the applicable COBRA rates in effect on the Participant’s Termination Date) that would apply to the Participant, based on the coverage in effect immediately prior to the date the Notice of Termination is given, if the Participant had elected to continue Group Health Coverage for the Participant and, where applicable, the Participant’s eligible dependents; provided that if the Participant is eligible for coverage or benefits under the Retiree Medical Program as in effect from time to time, the lump sum payment under this subsection shall be reduced (but not below zero) by the amount of the allowance to which the Participant will be entitled under the Retiree Medical Program during the Calculation Period, calculated on the basis of the allowance rates (which shall be the amount of the subsidy being paid by the Company to or on behalf of the Participant) in effect on the Participant’s Termination Date. In the event that the allowance under the Retiree Medical Program is reduced or eliminated during the Calculation Period, the Company shall make an equitable adjustment or payment to compensate the Participant for Retiree Medical Program allowances that were taken into account under this subsection but not provided to the Participant. The lump sum payment shall be paid within seventy-four (74) days after the Termination Date. The lump sum payment is not contingent upon the Participant’s election of COBRA continuation coverage, and the Participant is not required to apply the lump sum payment toward the cost of medical, dental or vision coverage (whether pursuant to COBRA or otherwise). Receipt of the lump sum payment shall not prevent the Participant from exercising COBRA rights to which the Participant may be entitled under applicable law.
(d)    Additional Retirement Payment. If the Participant is not fully vested in all accrued benefits under any defined contribution retirement plan of the Employer, the Company shall make a lump sum payment to the Participant in an amount equal to the difference between the fully vested amount of the Participant’s account balances under such plan at the Termination Date and the vested amount of such balances at such time.
(e)    Advisory Fees. The Company shall reimburse the Participant for up to an aggregate of $10,000 in (A) tax preparation assistance fees for the tax year in which the CIC Severance Payment is made and (B) fees and expenses of consultants and/or legal or accounting advisors engaged by the Participant to advise the Participant as to matters relating to the computation of the CIC Severance Payment.
(f)    Outplacement Services. The Participant shall receive until the end of the second calendar year following the calendar year in which the Participant’s Termination Date occurs, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Participant’s status with the Company immediately prior to the date of the Change in Control (or, if higher, immediately prior to the Participant’s Termination Date), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Participant’s Base Salary.
(g)    Vesting of Equity Awards. Unless a more favorable result for the Participant is provided under the applicable equity-based incentive plan document or award agreement, equity awards shall be treated as follows:
(i)    All outstanding options to purchase shares of the Company’s common stock then held by the Participant shall become fully vested and exercisable as of the Termination Date.
(ii)    All outstanding stock appreciation rights relating to the Company’s common stock then held by the Participant shall become fully vested and exercisable as of the Termination Date.
(iii)    All outstanding restricted shares of the Company’s common stock or restricted stock units relating to the Company’s common stock (A) that, as determined as of immediately prior to the Termination Date, vest without reference to the extent to which one or more performance goals are attained shall become fully vested as of the Termination Date; and (B) that, as determined as of immediately prior to the Termination Date, vest with respect to the extent to which performance goals have been achieved shall become fully vested in an amount calculated by assuming that performance goals have been achieved equal to the greater of (x) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of such equity awards), (y) performance as measured through the Termination Date, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the Termination Date, or (z) the most recently forecasted performance through the end of the performance period.
Section 5.05    Other Terminations Following a Change in Control.
(a)    Death.
(i)    Except as provided in Section 5.05(a)(ii), in the event of a Separation from Service during the Post-CIC Employment Period due to the Participant’s death, the Participant’s estate, heirs and beneficiaries shall receive all the Participant’s Accrued Benefits through the Termination Date.
(ii)    In the event the Participant dies prior to the Termination Date after a Notice of Termination is given (i) by the Company other than by reason of Disability or Cause, or (ii) by the Participant for Good Reason, the Participant’s estate, heirs and beneficiaries shall be entitled to the Accrued Benefits through the Termination Date; a prorated bonus described in Section 5.04(b); and, subject to the provisions of this Plan, to such CIC Severance Payment as the Participant would have been entitled to had the Participant lived, except that the CIC Severance Payment shall be paid within 90 days following the date of the Participant’s death, without interest thereon. If the Participant is not fully vested in all accrued benefits under any defined contribution retirement plan of the Employer, the Company shall make a lump sum payment to the Participant’s estate in an amount equal to the difference between the fully vested amount of the Participant’s account balances under such plan at the Termination Date and the vested amount of such balances at such time; and the Participant’s equity awards shall be settled as provided in Section 5.04(h)). For purposes of this paragraph, the Termination Date shall be the earlier of 30 days following the giving of the Notice of Termination, subject to extension pursuant to the definition of Termination of Employment, or one day prior to the end of the Post-CIC Employment Period.
(b)    Disability. If, during the Post-CIC Employment Period, as a result of the Participant’s Disability, the Participant shall have been absent from the Participant’s duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Participant in writing that it intends to terminate the Participant’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Participant shall not have returned to the performance of the Participant’s duties hereunder on a full-time basis, the Company may terminate the Participant’s employment for purposes of this Plan pursuant to a Notice of Termination given in accordance with Section 3.02. If the Participant’s employment is terminated on account of the Participant’s Disability in accordance with this Section 5.05(b), the Participant shall receive the Accrued Benefits and a prorated bonus in accordance with Section 5.04(b) and shall remain eligible for all benefits provided by any long-term disability programs of the Company in effect at the time of such termination.
(c)    All Other Terminations. If a Participant experiences a Separation from Service during the post-CIC Employment Period for any reason other than a Change in Control Termination or the Participant’s death or Disability, then the Participant shall only be entitled to receive the Accrued Benefits.
ARTICLE VI
FURTHER OBLIGATIONS OF EXECUTIVE
Section 6.01    Restrictive Covenants. The Participant’s entitlement to any benefits under this Plan (other than the Accrued Benefits) following a Qualifying Termination or a Change in Control Termination shall be contingent on the Participant’s compliance with the following separate and divisible covenants, except to the extent such covenants are prohibited by applicable law:

(a)    The Participant shall not, for a period expiring twelve (12) months after the Termination Date, without the prior written approval of the Board, directly or indirectly solicit or induce, or assist in any manner in the solicitation or inducement of any employee of the Company or its Affiliates in the Restricted Territory who was subject to the Participant’s direct supervision or about whom the Participant received any confidential information, in either event during the twelve (12) months prior to the Termination Date, to accept any employment, consulting, contracting or other confidential relationship with any Competitor;
(b)    The Participant shall not, for a period expiring twelve (12) months after the Termination Date, without the prior written approval of the Board, solicit, for the purpose of selling Restricted Products/Services, any customer of the Company or its Affiliates in the Restricted Territory to whom the Company or its Affiliates have sold or provided Restricted Products/Services during the Relevant Period, and with whom the Participant had substantial contacts during the Relevant Period, or about whom the Participant received Protected Information or Trade Secrets during the Relevant Period; and
(c)    The Participant shall not, for a period expiring twelve (12) months after the Termination Date, without the prior written approval of the Board, participate in the management of or be employed by a Competitor, in either event in any capacity in which the Participant’s knowledge of Protected Information or Trade Secrets or personal association with the customers or goodwill of the Company or its Affiliates would reasonably be considered useful, or own any Competitor located in the Restricted Territory, where such Competitor’s revenues from any such competitive activities amount to 10% or more of such Competitor’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Section 6.01 shall prohibit the Participant from owning stock or other securities of a Competitor amounting to less than five percent of the outstanding capital stock of such Competitor.
(d)     An Eligible Employee shall be provided with a copy of the Plan and shall have at least fourteen (14) calendar days to review the covenants set forth herein.  The Eligible Employee shall not become a Participant in the Plan, and the obligations set forth in this Section 6.01 shall not become effective until such fourteen (14)-day period has expired without any objection from the Participant to the covenants set forth in this Section 6.01.  Until the Eligible Employee becomes a Participant in the Plan, the Eligible Employee is not entitled to any of the benefits provided under the Plan even if the Eligible Employee’s termination of employment would otherwise have constituted a Qualifying Termination or Change in Control Termination.
Section 6.02    Confidentiality and Non-Disparagement.
(a)    During the Participant’s employment and following the Participant’s Termination Date, the Participant shall not use or disclose any Trade Secret of the Company for any purpose for so long as the Trade Secret remains entitled to protection as a trade secret under applicable law. In addition, during the Participant’s employment and for two (2) years following the Participant’s Termination Date, the Participant shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Protected Information of the Company (including that of the Employer), except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Participant of duties as an executive of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Participant shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company. The Participant also shall refrain from participating in any activity or making any statements that are calculated to damage, or have the effect of damaging, the business or reputation of the Company, the Company’s Affiliates, or any of their officers, directors, employees or agents and shall further refrain from making knowingly false comments to any third parties regarding the Company, or any of the Company’s Affiliates, employees, officers, representatives, customers or regulators.
(b)    Notwithstanding anything to the contrary in this Plan:
(i)    Nothing in this Plan will prohibit, interfere with or discourage a good faith disclosure by the Participant of any Protected Information to any governmental entity related to a suspected violation of the law.

(ii)    The Participant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected Trade Secrets and/or other Protected Information as long as the disclosure is made in (A) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (B) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.
(iii)    The Company will not retaliate against the Participant in any way for a disclosure made in accordance with applicable law.
(iv)    If the Participant makes a disclosure of any Trade Secret or Protected Information in accordance with applicable law and the Participant subsequently files a lawsuit against the Company alleging that the Company retaliated against the Participant because of its disclosure, the Participant may disclose such Trade Secret or Protected Information to the Participant’s attorney and may use the same in the court proceeding only if (A) the Participant ensures that any court filing that includes the Trade Secret or Protected Information at issue is made under seal; and (B) the Participant does not otherwise disclose the Trade Secret or Protected Information except as required by court order.
(v)    The Participant’s obligations under Section 6.02(a) shall apply only to the extent they are not prohibited by applicable law.
Section 6.03    Reasonableness of Restrictions; Modification. By accepting any benefits pursuant to this Plan or entering into any agreement relating to this Plan’s terms, the Participant acknowledges that the restrictions contained in Sections 6.01 and 6.02, including their geographic scope, activity restrictions, and duration, are reasonable limitations considering the competitive context of the Company’s and its Affiliates’ activities. The Participant also acknowledges that the obligations set out in in Sections 6.01 and 6.02 of this Plan are fair and reasonable, do not impose a greater restraint than necessary to protect the Company’s and its Affiliates’ legitimate business interests, and do not prevent the Participant from earning a living by performing the Participant’s art or trade. The Participant also acknowledges that the obligations set forth in Sections 6.01 and 6.02 constitute distinct obligations that are separate from each other and, consequently, should one of these obligations be declared null, void, or unenforceable and incapable of modification, it shall no longer be considered part of this Plan, and all other obligations, shall continue to apply. Where permitted by applicable law, and to the fullest extent permitted by such law, a court, arbitrator, or other governmental entity shall be empowered to modify any overbroad, void, or otherwise unenforceable provision of Sections 6.01 and 6.02 to the extent necessary to render it permissible and enforceable under the applicable law.
Section 6.04    Remedies for Breach. Participant’s failure to comply with the obligations set forth in Sections 6.01 and 6.02 would cause the Company serious and irreparable harm likely to render any final judgment ineffective and for which there is no adequate remedy at law. Consequently, in the event of a breach or threatened breach of in Sections 6.01 and 6.02, the Company may immediately institute the appropriate proceedings in order to obtain a provisional, temporary, preliminary, interlocutory, or permanent injunction, without having to provide a bond or other security, and without prejudice to the Company’s right to claim monetary damages or seek such other remedies which may be available.
ARTICLE VII
TAXES AND WITHHOLDINGS
Section 7.01    Withholdings. The Company or Employer, as the case may be, shall be entitled to withhold from amounts to be paid to the Participant hereunder any federal, state or local withholding or other taxes or amounts which it is from time to time required by law to withhold.
Section 7.02    Code Section 409A.
(a)    General. The benefits payable under this Plan are intended to either meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A or, to the extent such exceptions are not applicable, comply with Code Section 409A, and shall be interpreted, to the maximum extent possible, consistent with such intent. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary to make any benefit due hereunder comply therewith, and, notwithstanding anything to the contrary herein, benefits hereunder shall be provided at the time established under an Individual Agreement to the extent required for compliance with Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of the terms of this Plan not complying with Code Section 409A.
(b)    Six Month Delay. Notwithstanding any provision of the Plan to the contrary, if the Participant is a “specified employee” as defined in Code Section 409A, then the payment of any amount or provision of any benefit that is considered “nonqualified deferred compensation” that is not exempt from Code Section 409A shall be paid no earlier than the first payroll date to occur following the six-month anniversary of Participant’s Termination Date. No interest shall accrue as a result of any such delay.
Section 7.03    Parachute Payment Excise Tax.
(a)    Determination of Whether Excise Tax Applies. Notwithstanding any other provision of this Plan, if any portion of the benefits due under this Plan, or under any agreement or plan of the Company or its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 7.03, result in the imposition on the Participant of an excise tax under Code Section 4999, then the Total Payments to be made to the Participant shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the excise tax). If clause (ii) results in a greater after-tax benefit to the Participant, then the payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(b)    Procedures. Upon the reasonable request of either party, the Participant and the Company, at the Company’s expense, shall engage a nationally recognized public accounting firm (the “Auditor”), selected by the Company and reasonably acceptable to the Participant, to make the determination (which need not be unqualified) described above. The determination of the Auditor shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant unless such determination is adjusted after an IRS audit. If the Auditor so requests, the Company shall obtain, at the Company’s expense, and the Auditor may rely on, the advice of a firm of recognized executive compensation consultants for any matters relevant to such determination.
(c)    Costs of Determinations. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the Auditor of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 7.03, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
ARTICLE VIII
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 8.01    Administration; Discretion. The Committee shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. The Committee may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any decisions, actions or interpretations to be made under the Plan by the Committee or the Board, or any other person or committee acting on behalf of either, shall be made in each of their respective sole discretion, and need not be uniformly applied to similarly situated individuals except as required by ERISA, and such decisions, actions or interpretations shall be final, binding and conclusive. As a condition of participating in the Plan, each Participant acknowledges that (i) all decisions and determinations of the Committee and the Board and any of their delegates shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf, and (ii) in the event of a court or administrative review, the arbitrary and capricious standard of review shall apply.
Section 8.02    Amendment, Suspension and Termination. Except as otherwise provided in this Section 8.02, the Committee or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. Notwithstanding the foregoing, in no event shall any such action that would adversely affect the rights hereunder of a Participant be given effect without such Participant’s written consent until twelve (12) months after such action. Notwithstanding anything to the contrary herein, after the occurrence of a Change in Control, (a) any termination or suspension of the Plan during the three (3) year period following the Change in Control will not be applicable to Eligible Employees who are employed on the date of the Change in Control, and (b) no amendment during the three (3) year period following the Change in Control shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee.
Section 8.03    Duration. The Plan shall continue in full force and effect until the earlier of (a) termination of the Plan pursuant to Section 8.02 or (b) the third anniversary of a Change in Control; provided, however, that after the termination of the Plan, if any Participant terminated employment prior to the termination of the Plan and is still entitled to receive payments or benefits hereunder, then the Plan shall remain in effect with respect to such Participant until all of such obligations are satisfied.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Plan.
Section 9.02    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Committee, care of the Company’s Secretary, at the address for the Company’s headquarters.
Section 9.03    Successors and Assigns. Any Successor shall be required to execute a written agreement assuming this Plan and expressly agreeing to perform the obligations under this Plan. Except as provided in this Section 9.03, this Plan shall not be assignable by the Company. This Plan shall not be terminated by the voluntary or involuntary dissolution of the Company.
Section 9.04    Set-Off. To the extent permitted under Code Section 409A, the Committee reserves the right to make deductions in accordance with applicable law for any monies owed to the Employer by the Participant or the value of Employer property that the Participant has retained in his or her possession; provided, however, that no such deductions shall be made to amounts due under Article V.
Section 9.05    No Mitigation. Participants shall not be required to mitigate the amount of any severance payments or other benefits provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any severance payments or other benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except as otherwise expressly provided herein (including but not limited to adjustments of the COBRA benefit) or if the Participant is re-employed by the Company or any of its Affiliates, in which case severance payments or benefits not yet paid or provided shall cease.
Section 9.06    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company or the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 9.07    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
Section 9.08    Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the Participant, present and future.
Section 9.09    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 9.10    Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 9.11    Unfunded Plan. Except as otherwise expressly provided herein, the Plan shall not be funded and all payments due hereunder will be paid form the general assets of the Company.
Section 9.12    Payments to Incompetent Persons. Any benefit payable to or for the benefit of an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other interested parties with respect thereto.
Section 9.13    Consultation with Counsel. The Company advises the Participant to consult with an attorney before signing any agreement related to this Plan. It is understood and agreed that the Participant will be solely responsible for any and all costs and attorneys’ fees incurred by the Participant due to any such consultation.
Section 9.14    Governing Law; Dispute Resolution.
(a)    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin to the extent not superseded by federal law, without reference to conflict of laws principles thereof.
(b)    Dispute Resolution; Time Limit on Claims. Except for any claims for violation of any provision of Section 6.01 and 6.02 of this Plan for which injunctive relief may be sought and any claim that cannot, by law, be subject to mandatory arbitration, any dispute arising out of this Plan shall be determined by arbitration under the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association then in effect. The venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Participant’s election, if the Participant is not then residing or working in the Milwaukee, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Participant resides; provided, that, if the Participant is not then residing in the United States, the election of the Participant with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty (30) cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Participant’s residence. The arbitrator shall prepare a decision explaining in reasonable detail the basis for any award, and judgement upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Pending resolution of any dispute, the Participant shall continue to receive all payments and benefits due under this Plan or otherwise, except to the extent that the arbitrator otherwise provides. Notwithstanding the foregoing, nothing herein shall prevent any party from seeking and obtaining a temporary restraining order or preliminary injunctive relief form any court of competent jurisdiction to preserve the status quo or prevent any irreparable harm pending the arbitration of the underlying claim, dispute, and/or controversy. No arbitration claim, legal action or other proceeding may be brought or commenced by or on behalf of a Participant (or any beneficiary of the Participant) with respect to this Plan more than one (1) year after the later of (i) the last date on which the act or omission giving rise to the claim, legal action or proceeding occurred, or (ii) the date on which the individual or entity bringing the claim, legal action or proceeding had knowledge (or reasonably should have had knowledge) of the act or omission.
(c)    Reimbursement of Expenses. If, after a Change in Control, (i) a dispute arises with respect to the enforcement of the Participant’s rights under this Plan, (ii) any arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, or (iii) any legal proceeding shall be brought with respect to the arbitration provisions hereof, in each case so long as, and to the extent that, the Participant prevails in such proceeding, the Participant shall recover from the Company the reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, arbitration or legal proceeding as to which the Participant has prevailed (“Expenses”), and prejudgment interest on any arbitration award obtained by the Participant calculated at the rate of interest announced by U.S. Bank National Association, Milwaukee, Wisconsin from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Plan. Within ten (10) days after the Participant’s written request therefor (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Participant, or such other person or entity as the Participant may designate in writing to the Company, the Expenses. Any dispute as to the reasonableness of the Expenses incurred, or the extent to which the Participant has prevailed, shall be resolved by the arbitrator.